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                        SPELLING ENTERTAINMENT GROUP INC.
            EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON
                           AND COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Three Months Ended        Six Months Ended
                                                                  June 30,                 June 30,
                                                          ---------------------      ---------------------
                                                             1997         1996         1997         1996
                                                          --------     --------      --------     --------
Net income (loss):
    Continuing operations                                 $  3,037     $ (1,751)     $  3,765     $ (2,109)
    Discontinued operations                                     --      (20,235)           --      (23,623)
                                                          --------     --------      --------     --------
Net income (loss)                                         $  3,037     $(21,986)     $  3,765     $(25,732)
                                                          ========     ========      ========     ========
Shares:
   Basic shares - weighted average of common shares
       outstanding                                          90,730       90,409        90,725       90,255
   Additional shares assuming conversion of stock
       options and warrants                                     --           --            --           --
                                                          --------     --------      --------     --------
   Primary shares                                           90,730       90,409        90,725       90,255
   Additional shares, when dilutive, assuming full
       dilution of stock options and warrants                   --           --            --           --
                                                          --------     --------      --------     --------
   Fully diluted shares                                     90,730       90,409        90,725       90,255
                                                          ========     ========      ========     ========
   Basic, primary and fully diluted net income (loss)
       per common and common
       equivalent share:
       Continuing operations                              $   0.03     $  (0.02)     $   0.04     $  (0.03)
       Discontinued operations                                  --        (0.22)           --        (0.26)
                                                          --------     --------      --------     --------
   Net income (loss)
       per common and common equivalent share             $   0.03     $  (0.24)     $   0.04     $  (0.29)
                                                          ========     ========      ========     ========


Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully diluted net income (loss) per common and common equivalent share results in a dilution of less than 3% or is anti-dilutive.